BlackRock California Insured Municipal Bond Fund

FILE #811-04264

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
05/09/2007	East Bay Municipal Utility District	450,000,000	2,6000,000	Citigroup Global Markets Inc.; Merrill Lynch & Co.; Bear, Stearns & Co. Inc.; E.J. De La Rosa & Co., Inc.; Lehman Brothers; Siebert Brandford Shank & Co., LLC
07/13/2007	Puerto Rico Sales Tax Financing Corp.	2,667,603,528	10,000,000

Goldman, Sachs & Co., Lehman Brothers A.G. Edwards & Sons, Inc.,Banc of America Securities LLC, BBVAPR MSD, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., First Albany Capital Inc., J.P. Morgan Securities, Inc., Loop Capital Markets, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated., Oriental Financial Services, Popular Securities, Inc., RBC Capital Markets, Samuel A. Ramirez & Co., Inc., Santander Securities, UBS Securities LLC, Wachovia Bank, National Association

05/02/2008	San Diego County Water Authority	558,015,000	4,250,000	Goldman, Sachs & Co., Citi, Banc of America Securities LLC, Lehman Brothers, Merrill Lynch & Co.